SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

April 25, 2011
Date of report (Date of earliest event reported)

SurModics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-23837	41-1356149
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9924 West 74th Street Eden Prairie, Minnesota	55344
(Address of Principal Executive Offices)	(Zip Code)

(952) 829-2700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions  (see General Instruction A.2):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations And Financial Condition.

On April 27, 2011, SurModics, Inc. (the “Company”) issued a press release announcing the results for the quarter ended March 31, 2011. A copy of the full text of the press release is furnished as Exhibit 99.1 to this report.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)  In connection with the preparation of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, the Company determined that a $4.9 million milestone payment obligation related to its 2007 acquisition of SurModics Pharmaceuticals, Inc. (“SurModics Pharmaceuticals”), and an associated goodwill impairment charge, should have been recorded in the fiscal quarter ended December 31, 2010.  As a result, on April 25, 2011, based on the recommendation of management, the Audit Committee (the “Committee”) of the Board of Directors of the Company concluded that the financial statements for the fiscal quarter ended December 31, 2010, should not be relied upon and should be restated. The Company will amend its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2010, to include the restated financial statements and related disclosures.

In fiscal 2010, the Company recognized a $13.8 million goodwill impairment charge associated with its Pharmaceuticals reporting unit.  The Company disclosed in its Annual Report on Form 10-K for its 2010 fiscal year that it anticipated the achievement of additional milestone obligations (related to the SurModics Pharmaceuticals acquisition) of $5.7 million in fiscal 2011 which might also result in a goodwill impairment charge associated with the Pharmaceuticals reporting unit.  In the fiscal quarter ended December 31, 2010, the Company recorded a goodwill impairment charge of $0.8 million triggered by a milestone payment obligation related to the SurModics Pharmaceuticals acquisition. During its preparation of the financial statements for the fiscal quarter ended March 31, 2011, the Company determined that it should have recorded an additional $4.9 million milestone payment obligation (also related to the SurModics Pharmaceuticals acquisition) in the fiscal quarter ended December 31, 2010, and an associated increase to goodwill in the Pharmaceuticals reporting unit as the conditions associated with that milestone were determined to have been satisfied as of December 31, 2010.  The Company further determined that this additional goodwill should be impaired, as the operating performance of the Pharmaceuticals reporting unit did not support continuing recognition of the goodwill asset. Accordingly, the Company will restate its financial statements for the fiscal quarter ended December 31, 2010, to reflect an additional goodwill impairment charge in that period of $4.9 million, bringing the total goodwill impairment charge in that period to $5.7 million.  The restated financial results will include the following: operating loss of $5.6 million, compared with the previously reported operating loss of $0.7 million; net loss of $6.2 million, compared with the previously reported net loss of $0.4 million; diluted loss per share of ($0.36), compared with the previously reported diluted loss per share of ($0.02).  Because the recognition of the goodwill impairment charge and tax adjustments reflects the Company’s determination as to the timing of these previously disclosed potential contingent payment obligations, the Company believes that whether these charges were recorded in the first quarter or second quarter would not affect the Company’s full year financial results for fiscal 2011.

After evaluating the events that led to the need for the restatement, the Company’s Chief Executive Officer and Chief Financial Officer concluded on April 25, 2011, that the design of the Company’s disclosure controls and procedures was effective, but in this instance, a material weakness occurred in the operation of such controls and procedures for determining milestone payment obligations related to the acquisition of SurModics Pharmaceuticals. As a result, the Company’s Chief Executive Officer and Chief Financial Officer concluded that the disclosure controls and procedures were not effective as of December 31, 2010. The Company has taken action to remediate the controls and procedures for determining milestone payment obligations related to the acquisition of SurModics Pharmaceuticals to ensure such controls and procedures operate effectively.

The Company’s management and the Committee have discussed the matters disclosed in this filing with Deloitte and Touche LLP, the Company’s independent registered public accounting firm.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit Number	Description
	99.1	Press Release dated April 27, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURMODICS, INC.

Date:	April 27, 2011	/s/ Philip D. Ankeny
Philip D. Ankeny
Sr. Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release dated April 27, 2011